PRESS RELEASE – February 5, 2009

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FOURTH QUARTER EARNINGS

Pleasanton, CA – Simpson Manufacturing Co., Inc. (the “Company”) announced today that its fourth quarter 2008 net sales decreased 14.6% to $149.8 million compared to net sales of $175.3 million for the fourth quarter of 2007. Net income was $1.8 million for the fourth quarter of 2008 compared to net income of $0.5 million for the fourth quarter of 2007. Diluted net income per common share was $0.04 for the fourth quarter of 2008 compared to $0.01 for the fourth quarter of 2007. In 2008, net sales decreased 7.4% to $756.5 million compared to net sales of $817.0 million for 2007. Net income decreased 21.5% to $53.9 million for 2008 compared to net income of $68.7 million for 2007. Diluted net income per common share was $1.10 for 2008 compared to $1.40 for 2007.

In the fourth quarter of 2008, sales declined throughout the United States, with the exception of the northeastern region of the country. California and the western states had the largest decrease in sales. Sales during the quarter decreased in the United Kingdom, most of continental Europe and Canada. Sales in Asia, although relatively small, have increased as Simpson Strong-Tie has opened sales offices in the region and prepares to open its new manufacturing facility outside of Shanghai, China. Simpson Strong-Tie’s fourth quarter sales decreased 18.9% from the same quarter last year, while Simpson Dura-Vent’s sales increased 16.0%. Simpson Strong-Tie’s sales to contractor distributors, dealer distributors and home centers decreased significantly as homebuilding continued to decline and general economic conditions continued to worsen. Sales decreased across most of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of Anchor Systems products as a group were up slightly as a result of the acquisition of the Liebig companies in April 2008 and increased distribution in Asia. Sales of Simpson Dura-Vent’s pellet vent, chimney, special gas vent and relining products increased. The increase in special gas vent products and a significant component of the increase in relining products resulted from the acquisition of ProTech Systems, Inc. (“ProTech”) in June 2008.  Sales of Simpson Dura-Vent’s Direct-Vent and gas vent product lines decreased as a result of several factors, including the continuing weakness in new home construction.

Income from operations decreased 12.1% from $5.2 million in the fourth quarter of 2007 to $4.5 million in the fourth quarter of 2008. Gross margins increased from 33.8% in the fourth quarter of 2007 to 35.1% in the fourth quarter of 2008. The increase in gross margins was primarily due to lower manufacturing and labor costs, partly offset by higher fixed overhead costs, as a result of lower production volumes, and higher distribution costs. Steel prices have declined from their peak in July 2008, but management believes that they may have reached bottom and does not expect them to decrease further for the balance of the first quarter of 2009. The steel market continues to be dynamic, however, with a high degree of uncertainty about future pricing trends.

Research and development expenses increased 12.4% from $4.4 million in the fourth quarter of 2007 to $5.0 million in the fourth quarter of 2008. This increase was primarily due to a $0.8 million increase in expenses related to additional personnel in the acquisitions during 2008, partly offset by an overall reduction in other departmental overhead expenses. Selling expenses decreased 10.5% from $19.5 million in the fourth quarter of 2007 to $17.4 million in the fourth quarter of 2008. The decrease resulted from a $1.4 million decrease in promotional expenditures and a $0.7 million decrease in expenses associated with sales and marketing personnel, most of which related to cost cutting measures. General and administrative expenses increased 15.4% from $19.7 million in the fourth quarter of 2007 to $22.7 million in the fourth quarter of 2008. The increase was the result of several factors, including:  higher administrative personnel expenses of $2.0 million, including those at businesses acquired in 2008; higher bad debt expense of $1.9 million, primarily related to a single customer; increased legal and professional service expenses of $1.0 million; increased amortization of intangible assets of $0.6 million; and increases in other departmental overhead expenses of $0.7 million. These increases were partly offset by a decrease in cash profit sharing of $2.9 million, resulting primarily from decreased operating profit. Impairment of goodwill decreased 72.2% from $10.7 million in the fourth quarter of 2007 to $3.0 million in the fourth quarter of 2008. The impairment charge taken in the fourth quarter of 2008 was associated with assets that were acquired in England in 1999. The effective tax rate was 58.5% in the fourth quarter of 2008, down from 92.8% in the fourth quarter of 2007. The decrease in the effective tax rate was caused primarily by the absence of the impairment of goodwill charge taken in the fourth quarter of 2007, the majority of which was not deductible for tax purposes. The effective tax rate exceeded the U.S. statutory tax rate primarily as a result of valuation allowances taken against tax benefits on foreign losses.

In 2008, sales declined throughout the United States, with the exception of the northeastern region of the country. California and the western states had the largest decrease in sales. Sales during the year in continental Europe, Canada and Asia increased, while sales were down in the United Kingdom. Simpson Strong-Tie’s 2008 sales decreased 9.2% from 2007, while Simpson Dura-Vent’s sales increased 11.9%. Simpson Strong-Tie’s sales to contractor distributors had the largest percentage rate decrease and sales to dealer distributors and home centers also decreased. Reflecting the deterioration of construction markets and economic conditions generally, sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of the Swan Secure product line, acquired in July 2007, accounted for slightly more than 4.0% of Simpson Strong-Tie’s 2008 sales. Anchor Systems sales, while down slightly, benefited from the acquisition of the Liebig companies as well as Simpson Strong-Tie’s increasing presence in Asia. Sales of Simpson Dura-Vent’s pellet vent, chimney, special gas vent and relining products increased, a significant portion of the increase having resulted from the ProTech acquisition. Sales of its Direct-Vent and gas vent product lines decreased as a result of several factors, including the continuing weakness in new home construction.

Income from operations decreased 21.0% from $110.8 million for 2007 to $87.5 million for 2008. Gross margins decreased slightly from 37.4% for 2007 to 37.3% for 2008. The decrease in gross margins was primarily due to higher distribution costs, partly offset by lower manufacturing costs.

Selling expenses increased 6.3% from $76.0 million in 2007 to $80.7 million in 2008. The increase was driven primarily by an increase in expenses associated with sales and marketing personnel of $7.4 million, including those at businesses acquired since July 2007. This increase was partly offset by decreases in promotional expenses of $1.6 million and donations of $0.5 million, primarily related to the gift made to Habitat for Humanity International, Inc. in 2007. General and administrative expenses increased 1.4% from $88.6 million in 2007 to $89.9 million in 2008. The major components of the increase were increases in administrative personnel expenses of $8.5 million, including those at businesses acquired since July 2007, increased legal and professional service expenses of $2.8 million, higher amortization expense of $1.9 million and higher bad debt expense of $1.7 million. These increases were mostly offset by a decrease in cash profit sharing of $14.2 million, resulting primarily from decreased operating profit. The effective tax rate was 39.8% in 2008, down from  41.0 % in 2007. The decrease in the effective tax rate was caused primarily by the absence of the impairment of goodwill charge taken in the fourth quarter of 2007, the majority of which was not deductible for tax purposes.

In January 2009, the Company acquired the business of RO Design Corp, a Florida corporation doing business as DeckTools, that licenses deck design and estimation software. The software provides professional deck builders, home centers and lumber yards a simple, graphics driven, solution for designing decks and estimating material and labor costs for the project.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, February 6, 2009, at 6:00 am Pacific Time. To participate, callers may dial 800-862-9098. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and twelve months ended December 31, 2008 and 2007 (unaudited), are as follows:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(Amounts in thousands, except per share data)	2008	2007	2008	2007
Net sales	$149,756	$175,280	$756,499	$816,988
Cost of sales	97,251	115,986	474,190	511,499
Gross profit	52,505	59,294	282,309	305,489

Research and development and engineering expenses	4,951	4,405	21,327	20,115
Selling expenses	17,439	19,477	80,703	75,954
General and administrative expenses	22,684	19,651	89,897	88,618
Impairment of goodwill	2,964	10,666	2,964	10,666
Loss (gain) on sale of assets	(66)	(60)	(124)	(713)

Income from operations	4,533	5,155	87,542	110,849

Income (loss) in equity method investment, before tax	(486)	–	(486)	(33)
Interest income, net	383	1,592	2,596	5,759
Income before taxes	4,430	6,747	89,652	116,575

Provision for income taxes	2,591	6,260	35,718	47,833
Net income	$1,839	$487	$53,934	$68,742

Net income per share:
Basic	$0.04	$0.01	$1.11	$1.42
Diluted	0.04	0.01	1.10	1.40

Cash dividend declared per common share	$0.10	$0.10	$0.40	$0.40

Weighted average shares outstanding:
Basic	48,763	48,539	48,636	48,472
Diluted	49,064	48,944	48,970	48,928

Other data:
Depreciation, amortization and	$10,539	$17,034	$33,173	$39,115
Impairment of goodwill
Pre-tax stock compensation expense	1,107	1,719	3,823	6,333

The Company’s financial position as of December 31, 2008 and 2007 (unaudited), is as follows:

	December 31,
(Amounts in thousands)	2008	2007
Cash and short-term investments	$170,750	$186,142
Trade accounts receivable, net	76,005	88,340
Inventories	251,878	218,342
Assets held for sale	8,387	9,677
Other current assets	20,577	20,376
Total current assets	527,597	522,877

Property, plant and equipment, net	193,318	198,117
Goodwill	68,619	57,418
Other noncurrent assets	40,666	39,267
Total assets	$830,200	$817,679

Trade accounts payable	$21,675	$27,226
Line of credit and current portion of long-term debt	26	1,029
Other current liabilities	50,193	56,084
Total current liabilities	71,894	84,339

Long-term debt	–	–
Other long-term liabilities	9,280	9,940
Stockholders’ equity	749,026	723,400
Total liabilities and stockholders’ equity	$830,200	$817,679

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.